QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.1

MILLICOM INTERNATIONAL CELLULAR S.A.
société anonyme
siège: Bertrange, 75, route de Longwy
R.C.S. Luxembourg B 40 630

STATUTS COORDONNES.

CHAPTER I.—FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION.

  Article 1. Form, Name.

        There is hereby established among the subscribers and all those who may become owners of the shares hereafter created a Company in the form of a société anonyme which will be governed by the laws of the Grand Duchy of Luxembourg ("Luxembourg") and by the present Articles as may be amended from time to time.

        The Company will exist under the name of "MILLICOM INTERNATIONAL CELLULAR S.A.".

  Article 2. Registered Office.

        The Company will have its registered office in Bertrange (Luxembourg).

        The registered office may be transferred to any other place within Luxembourg by a resolution of the board of directors.

        In the event the board of directors determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a Luxembourg Company. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

  Article 3. Purposes.

        The purposes for which the Company is formed are to engage in all transactions pertaining directly or indirectly to the acquisition of participating interests in any business enterprise, including but not limited to, the administration, management, control and development of any such enterprise, and to engage in all other transactions in which a company created under the laws of Luxembourg may engage.

  Article 4. Duration.

        The Company is formed for an unlimited duration.

Exh 1.1-1

CHAPTER II.—CAPITAL, SHARES.

        Article 5. Corporate Capital.    (2§, 8.10.1999; 2§, 19.12.2002; 1§,2§, 17.02.2003; 27.05.2003, 2§, 17.10.2003, 2§ 16.12.2003)

        The Company has an authorised capital of one hundred ninety-nine million nine hundred ninety-nine thousand eight hundred United States Dollars (USD 199,999,800.-) divided into one hundred thirty-three million three hundred thirty three thousand two hundred (133,333,200) shares with a par value of one point fifty United States Dollars (USD 1.50).

        The Company has an issued capital of ninety-nine million four hundred seventy-nine thousand nine hundred ten United States Dollars (USD 99,479,910.-) divided into sixty-six thousand three hundred nineteen thousand nine hundred forty (66,319,940) shares with a par value of one point fifty United States Dollars (USD 1.50).

        The capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required by the laws of Luxembourg for amendment of these Articles of Incorporation.

        The board of directors is authorized and empowered to:

        —realize any increase of the corporate capital within the limits of the authorized capital in one or several successive tranches, by the issuing of new shares, against payment in cash or in kind, by conversion of claims or in any other manner;

        —determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares; and

        —remove or limit the preferential subscription right of the shareholders in case of issue of shares against payment in cash.

        This authorization is valid for a period of 5 (five) years from the date of publication of the present deed and it may be renewed by a general meeting of shareholders for those shares of the authorized corporate capital which up to then will not have been issued by the board of directors.

        Following each increase of the corporate capital realized and duly stated in the form provided for by law, the second paragraph of this article 5 will be modified so as to reflect the actual increase; such modification will be recorded in authentic form by the board of directors or by any person duly authorized and empowered by it for this purpose.

  Article 6. Shares.

        The shares will be in the form of registered shares.

        Every holder of shares shall be entitled, without payment, to receive one registered certificate for all such shares or to receive several certificates for one or more of such shares upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the board of directors may from time to time determine. A registered holder who has transferred part of the shares comprised in his registered holding shall be entitled to a certificate for the balance without charge.

        Share certificates shall be signed by two directors. But such signatures may be either manual, or printed, or by facsimile. The Company may issue temporary share certificates in such form as the board of directors may from time to time determine.

        Shares of the Company shall be registered in the register of shareholders which shall be kept by the Company or by one or more persons designated therefor by the Company; such register shall contain the name of each holder, his residence or elected domicile and the number of shares held by him. Every transfer and devolution of a share shall be entered in the register of shareholders.

Exh 1.1-2

        Subject to the provisions of Article 7, the shares shall be freely transferable.

        Transfer of shares shall be effected by delivering the certificate or certificates representing the same to the Company along with an instrument of transfer satisfactory to the Company or by written declaration of transfer inscribed in the register of shareholders, dated and signed by the transferor, or by persons holding suitable powers of attorney to act therefor.

        Every shareholder must provide the Company with an address to which all notices and announcements from the Company may be sent. Such address will also be entered in the register of shareholders.

        In the event that such shareholder does not provide such an address, the Company may permit a notice to this effect to be entered in the register of shareholders and the shareholder's address will be deemed to be at the registered office of the Company, or such other address as may be so entered by the Company from time to time, until another address shall be provided to the Company by such shareholder. The shareholder may, at any time, change his address as entered in the register of shareholders by means of a written notification to the Company at its registered office, or at such other address as may be set by the Company from time to time and notice thereof given to the shareholders.

        The Company will recognise only one holder of a share of the Company. In the event of joint ownership, the Company may suspend the exercise of any right deriving from the relevant share until one person shall have been designated to represent the joint owners vis-a-vis the Company.

        If any shareholder can prove to the satisfaction of the Company that his share certificate has been mislaid, lost, stolen or destroyed, then, at his request, a duplicate certificate may be issued under such conditions as the Company may determine subject to applicable provisions of law.

        Mutilated share certificates may be exchanged for new ones on the request of any shareholder. The mutilated certificates shall be delivered to the Company and shall be annulled immediately.

        The Company may repurchase its own shares. A shareholder wishing to have all or part of his shares repurchased shall notify the Board of Directors in writing ("the Repurchase Request") specifying the number of shares that he wishes to have repurchased. The Board shall at its own discretion decide if the Company shall repurchase the shares offered for repurchase within thirty (30) days from receipt of the Repurchase Request notifying the requesting shareholder of its decision and, if applicable, the price which the Board of Directors determines to be "the fair market value" as of the last day of the calendar quarter immediately preceding the date of the Repurchase Request. The Board of Directors may at its discretion decide to have the fair market value determined by an appraisal carried out by an internationally recognized investment bank.

        The requesting shareholder shall within fifteen (15) days from reception of the Company's response to the Repurchase Request notify the Board of Directors if the shareholder wishes to proceed with the repurchase at the price determined by the Board of Directors. If the shareholder wishes to proceed with the repurchase the shareholder must, together with a written notice to this effect, deliver to the Company at its registered office any share certificate, if issued, evidencing ownership of the shares to be repurchased, duly endorsed for transfer to the Company.

        The repurchase shall be deemed to have been effected on the date on which the Company shall have received the notice and certificate(s), if applicable, ("the Repurchase Date"). All shares repurchased by the Company shall no longer be deemed to be outstanding and any rights with respect to such shares, other than the right to receive the repurchase price thereon, shall cease to exist. The Company shall pay to the shareholder the repurchase price for the shares offered for repurchase within thirty (30) days after the Repurchase Date.

Exh 1.1-3

        For the purpose of this Article, the repurchase price shall be the price determined by the board of directors as a "fair market value". The fair market value of the shares tendered for repurchase may at the discretion of the board of directors be determined by an independent appraisal as of the last day of the calendar quarter of the Company immediately preceding the Repurchase Date, which appraisal shall be carried out by an internationally recognized investment bank mutually agreed by the board of directors and the shareholder. The determination of the investment bank shall be final and binding on both parties, provided, however, that the shareholder may, in his sole discretion, cancel the exercise of the repurchase if the repurchase price so determined is unacceptable to the shareholder for any reason.

CHAPTER III.—BOARD OF DIRECTORS, STATUTORY AUDITORS.

  Article 7. Board of Directors.

        The Company will be administered by a board of directors composed of at least 6 (six) members. Members of the board of directors need not be shareholders of the Company.

        The directors will be elected by the shareholders' meeting, which will determine their number, for a period not exceeding 6 (six) years, and they will hold office until their successors are elected. They are re-eligible, but they may be removed at any time, with or without cause, by a resolution of the shareholders' meeting.

        In the event of a vacancy on the board of directors, the remaining directors may meet and may elect by majority vote a director to fill such vacancy until the next meeting of shareholders.

  Article 8. Meetings of the Board of Directors.

        The board of directors will choose from among its members a chairman. It may also choose a secretary, who need not be a director, who will be responsible for keeping the minutes of the meetings of the board of directors and of the shareholders.

        The board of directors will meet upon call by the chairman. A meeting of the board must be convened if any two directors so require.

        The chairman will preside at all meetings of shareholders and of the board of directors, but in his absence the general meeting or the board will appoint another person as chairman pro tempore by vote of the majority present at such meeting.

        Except in cases of urgency or with the prior consent of all those entitled to attend, at least 3 (three) days' written notice of board meetings shall be given. Any such notice shall specify the time and place of the meeting and the nature of the business to be transacted.

        The notice may be waived by the consent in writing or by telefax, cable, telegram or telex of each director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the board of directors.

        Every board meeting shall be held in Luxembourg or at such other place as the board may from time to time determine.

        Any director may act at any meeting of the board of directors by appointing in writing or by telefax, cable, telegram or telex another director as his proxy.

        A quorum of the board shall be the presence of 4 (four) of the directors holding office.

        Decisions will be taken by the affirmative votes of a simple majority of the directors present or represented.

Exh 1.1-4

        In case of urgency, a written decision, signed by all the directors, is proper and valid as though it had been adopted at a meeting of the board of directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content.

        One or more members of the board may participate in a meeting by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

  Article 9. Minutes of meetings of the Board of Directors.

        The minutes of any meeting of the board of directors will be signed by the chairman of the meeting. Any proxies will remain attached thereto.

        Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the chairman or by any two members of the board of directors.

  Article 10. Powers of the Board of Directors.

        The board of directors is vested with the broadest powers to perform all acts necessary or useful for accomplishing the corporate object of the Company. All powers not expressly reserved by law or by the present articles to the general meeting of shareholders are in the competence of the board of directors.

  Article 11. Delegation of Powers.

        The board of directors may delegate the daily management of the Company and the representation of the Company within such daily management to one or more directors, officers, executives, employees or other persons who may but need not be shareholders, or delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or agents chosen by it.

        Delegation of daily management to a member of the board is subject to previous authorisation by the general meeting of shareholders.

  Article 12. Directors' Remuneration.

        Each of the directors will be entitled to fees for acting as such at such rate as may from time to time be determined by resolution of the general meeting of shareholders. Any director to whom is delegated daily management or who otherwise holds executive office will also be entitled to receive such remuneration (whether by way of salary, participation in profits or otherwise and including pension salary and including pension contributions) as the board of directors may from time to time decide.

  Article 13. Conflict of Interests.

        No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company has a personal interest in, or is a director, associate, officer or employee of such other company or firm. Subject to the following provisions of this Article, any director or officer of the Company who serves as a director, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Exh 1.1-5

        In the event that any director or officer of the Company may have any personal interest in any transaction of the Company, he shall make known to the board such personal interest and shall not consider or vote on any such transaction, and such transaction and such director's or officer's interest therein shall be reported to the next general meeting of shareholders.

        The Company shall indemnify any director or officer and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

  Article 14. Representation of the Company.

        The Company will be bound towards third parties by the joint signatures of any two directors or by the individual signature of the person to whom the daily management of the Company has been delegated, within such daily management, or by the joint signatures or single signature of any persons to whom such signatory power has been delegated by the board, but only within the limits of such power.

  Article 15. Auditors.

        The supervision of the operations of the Company is entrusted to one or more auditors who need not be shareholders.

        The auditors will be elected by the shareholders' meeting by a simple majority of the votes present or represented at such meeting, which will deter- mine their number, for a period not exceeding (6) six years. They will hold office until their successors are elected. They are re-eligible, but they may be removed at any time, with or without cause, by a resolution adopted by a simple majority of the shareholders present or represented at a meeting of shareholders.

CHAPTER IV.—MEETINGS OF SHAREHOLDERS.

  Article 16. Powers of the meeting of shareholders.

        Any regularly constituted meeting of shareholders of the Company represents the entire body of shareholders. It has the powers conferred upon it by law.

  Article 17.

        The board of directors will determine in the convening notice the formalities to be observed by each shareholder for admission to a general meeting of the shareholders.

  Article 18. Annual General Meeting.

        The annual general meeting will be held in the Grand-Duchy of Luxembourg, at the registered office of the Company or at such other place as may be specified in the notice convening the meeting on the last Tuesday of May of each year, at 4.00 p.m., and for the first time in 1993. If such day is a public holiday, the meeting will be held on the next following business day.

Exh 1.1-6

  Article 19. Other General Meetings.

        The board of directors may convene other general meetings. Such meetings must be convened if shareholders representing at least 1/5 (one fifth) of the Company's capital so require.

        Shareholders' meetings, including the annual general meeting, may be held abroad if, in the judgment of the board of directors, which is final, circumstances of force majeure so require.

  Article 20. Procedure, Vote.

        Shareholders will meet upon call by the board of directors or the auditor or the auditors made in the forms provided for by law. The notice will contain the agenda of the meeting.

        If all the shareholders are present or represented at a shareholders' meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

        A shareholder may act at any meeting of the shareholders by appointing as his proxy by instrument in writing or by telefax, cable, telegram or telex another person who need not be a shareholder.

        The board of directors may determine all other conditions that must be fulfilled in order to take part in a shareholders' meeting.

        The shareholders of the Company shall be entitled at each meeting of the shareholders to one vote for every share.

        Except as otherwise required by law, a simple majority of the votes present or represented at a general meeting is needed to adopt a resolution.

        Except as otherwise required by these statutes or by law, a majority of three quarters (3/4) of the votes present or represented at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders, PROVIDED, however, that in addition a quorum of presence of two-thirds (2/3) of the holder of the issued shares of the Company shall be required to approve the following proposed actions: (i) to amend these articles concerning the purpose and form of the Company, (ii) to liquidate or dissolve the Company, (iii) to merge or consolidate the Company with any other entity or (iv) to sell shares in an initial Public Offering. Unless required by these statutes or determined by the chairman of the meeting to be advisable, the vote any question other than the election of directors need not be by ballot, provided that each shareholder is entitled to request a vote by secret ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting, or by proxy, if there be such proxy, and shall state the number of shares held.

        "Public Offering" means the sale to the public of the Company's voting stock, if, immediately following such sale, such voting stock is quoted on a recognized securities exchange or traded over-the-counter, and the shares sold to the public have a market value (based on the closing price on the date of commencement of such trading) in excess of U.S.$5,000,000.-
(five million United States Dollars).

        Copies or extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by the chairman or by any two members of the board of directors.

CHAPTER V.—FINANCIAL YEAR, DISTRIBUTION OF PROFITS.

  Article 21. Financial Year.

        The Company's financial year begins on the first day of January and ends on the last day of December in every year, except that the first financial year will begin on the date of formation of the Company and will end on the last day of December 1992.

Exh 1.1-7

        The board of directors shall prepare annual accounts in accordance with the requirements of Luxembourg law and accounting practice.

  Article 22. Appropriation of Profits.

        From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. That allocation will cease to be required as soon and for as long as such reserve amounts to ten per cent (10%) of the aggregate par value of the issued capital of the Company.

        Upon recommendation of the board of directors, the general meeting of shareholders determines how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholders as dividend.

        Subject to the conditions fixed by law, the board of directors may pay out an advance payment on dividends. The board fixes the amount and the date of payment of any such advance payment.

        Dividends may also be paid out of unappropriated net profit brought forward from prior years. Dividends shall be paid in United States Dollars or by free allotment of shares of the Company or otherwise in specie as the directors may determine, and may be paid at such times as may be determined by the board of directors. Payment of dividends shall be made to holders of shares at their addresses in the register of shareholders. No interest shall be due against the Company on dividends declared but unclaimed.

        Shareholders are entitled to share in the profits of the Company pro rata to the paid up par value of their shareholding.

CHAPTER VI.—DISSOLUTION, LIQUIDATION.

  Article 23. Dissolution, Liquidation.

        The Company may be dissolved by a decision taken in a meeting of shareholders resolving at the same conditions as to quorum of presence and majority as those imposed by Article 20.

        Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the general meeting of shareholders, which will determine their powers and their compensation.

        The shares carry a right to a repayment (from the assets available for distribution to shareholders) of the nominal capital paid up in respect of such shares and the right to share in surplus assets on a winding up of the Company pro rata to the par value paid up on such shares.

CHAPTER VII.—APPLICABLE LAW.

  Article 24. Applicable Law.

        All matters not governed by these articles of incorporation shall be determined in accordance with the Luxembourg law of August 10th, 1915, on commercial companies, as amended.

Exh 1.1-8

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

CHAPITRE Ier.—FORME, DENOMINATION, SIEGE, OBJET, DUREE.

  Article 1er. Forme, Dénomination.

        Il est formé par les présentes entre les souscripteurs et tous ceux qui deviendront propriétaires des actions ci-après créées une société sous forme de société anonyme qui sera régie par les lois du Grand-Duché de Luxembourg ("Luxembourg") et par les présents statuts tels qu'ils peuvent être modifiés de temps à autres.

        La Société adopte la dénomination "MILLICOM INTERNATIONAL CELLULAR S.A.".

  Article 2. Siège social.

        Le siège social est établi à Bertrange (Luxembourg).

        Il peut être transféré dans tout autre endroit du Luxembourg par une décision du conseil d'administration.

        Au cas où le conseil d'administration estimerait que des événements extraordinaires d'ordre politique, économique ou social de nature à compromettre l'activité normale au siège social ou la communication aisée avec ce siège ou entre ce siège et l'étranger se sont produits ou sont imminents, il pourra transférer temporairement le siège social à l'étranger jusqu'à cessation complète de ces circonstances anormales. Ces mesures provisoires n'auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, restera luxembourgeoise. Pareilles mesures temporaires seront prises et portées à la connaissance des tiers par l'un des organes exécutifs de la Société ayant qualité de l'engager pour les actes de gestion courante et journalière.

  Article 3. Objet.

        L'objet pour lequel la société est constituée est de s'engager dans toute opération relevant directement ou indirectement de l'acquisition de participations dans toute entreprise commerciale, y compris, mais sans que cette énumération soit limitative, l'administration, la gestion, le contrôle et le développement de toute entreprise, et de s'engager dans toutes autres opérations dans lesquelles une société de droit luxembourgeois peut s'engager.

  Article 4. Durée.

        La Société est constituée pour une durée illimitée.

CHAPITRE II.—CAPITAL, ACTIONS.

        Article 5. Capital social.    (2§, 28.10.1999, 19.12.2002; 1+2§, 17.03.2003; 27.05.2003, 2§, 17.10.2003, 2§, 16.12.2003, 1+2§ 16.02.2004)

        Le capital autorisé de la Société est fixé à cent quatre-vingt dix-neuf millions neuf cent quatre-vingt dix-neuf mille huit cent dollars des Etats Unis d'Amérique (USD 199.999.800.-) divisé en cent trente-trois millions trois cent trente-trois mille deux cents (133.333.200) actions d'une valeur nominale de un dollar des Etats Unis d'Amérique cinquante cents (USD 1,50).

        Le capital social émis de la société est fixé à quatre-vingt-dix-neuf millions quatre cent soixante-dix-neuf mille neuf cent dix dollars des Etats Unis d'Amérique (USD 99.479.910.-) divisé en soixante-six millions trois cent dix-neuf mille neuf cent quarante (66.319.940) actions d'une valeur nominale de un dollar des Etats Unis d'Amérique cinquante cents (USD 1,50).

        Le capital de la Société peut être augmenté ou réduit par décision des actionnaires adoptée de la manière requise par les lois du Luxembourg pour la modification de ces statuts.

Exh 1.1-9

        Le conseil d'administration est autorisé et mandaté de:

        —réaliser toute augmentation du capital social dans les limites du capital social autorisé en une ou plusieurs tranches successives, par l'émission d'actions nouvelles, contre le paiement en espèces ou en nature, par conversion de créances ou de toutes autres manières;

        —fixer le lieu et la date de l'émission ou des émissions successives, le prix d'émission, les conditions et modalités de souscription et de libération des actions nouvelles; et

        —supprimer ou limiter le droit préférentiel de souscription des actionnaires en cas d'émission d'actions contre paiement en espèces.

        Cette autorisation est valable pour une durée de 5 (cinq) ans à compter de la date de publication du présent acte et peut être renouvelée par une assemblée générale des actionnaires pour les actions du capital autorisé qui jusqu'à ce moment n'auront pas été émises par le conseil d'administration.

        A la suite de chaque augmentation de capital réalisée et dûment constatée dans la forme prévue par la loi, le second alinéa de cet article 5 sera modifié de façon à refléter l'augmentation; une telle modification sera constatée par acte notarié par le conseil d'administration ou par toute personne dûment autorisée et mandatée par celui-ci à cette fin.

  Article 6. Actions.

        Les actions sont sous forme nominative.

        Chaque actionnaire aura le droit de recevoir gratuitement un certificat nominatif représentant ses actions ou de recevoir plusieurs certificats représentant une ou plusieurs de ses actions après paiement, pour chaque certificat émis après l'établissement du premier certificat, des frais raisonnables que le conseil d'administration arrête de temps à autres. Un actionnaire nominatif qui transfère une partie des actions comprises dans sa participation nominative aura droit sans frais à un certificat représentant le solde de ses actions.

        Les certificats d'actions seront signés par deux administrateurs. Les signatures peuvent être soit manuelles, soit imprimées, soit par facsimilé. La Société peut émettre des certificats d'actions temporaires dans la forme que le conseil d'administration détermine de temps à autres.

        Les actions de la Société seront enregistrées dans le registre des actionnaires qui sera tenu par la Société ou par une ou plusieurs personnes désignées à cet effet par la Société; ce registre renseigne le nom de chaque actionnaire, son adresse ou domicile élu et le nombre d'actions détenues par lui. Toute cession ou dévolution d'une action sera inscrite dans le registre des actionnaires.

        Sous réserve des dispositions de l'article 7, les actions seront librement cessibles.

        La cession d'actions sera effectuée par la délivrance à la Société du ou des certificats représentant celles-ci à l'appui du document de cession dans une forme satisfaisant la Société ou par une déclaration de cession écrite inscrite au registre des actionnaires, datée et signée par le cessionnaire, ou par les personnes détenant les pouvoirs de représentation appropriés à cet effet.

        Tout actionnaire est tenu de fournir à la Société une adresse à laquelle toute notification et tout avis de la Société pourront être envoyés. Cette adresse sera inscrite dans le registre des actionnaires.

        Au cas où un actionnaire ne fournirait pas une telle adresse, la Société pourra autoriser l'inscription d'une mention à cet effet dans le registre des actionnaires et l'adresse de l'actionnaire sera censée être au siège social de la Société, ou à telle autre adresse que la Société mentionnera de temps à autres dans le registre des actionnaires, jusqu'à ce qu'une autre adresse soit fournie à la Société par cet actionnaire. L'actionnaire pourra à tout moment changer son adresse inscrite au registre des actionnaires au moyen d'une communication écrite envoyée à la Société à son siège social, ou à toute autre adresse indiquée de temps à autres par la Société par avis donné aux actionnaires.

Exh 1.1-10

        La Société ne reconnaîtra qu'un propriétaire par action émise par la Société. Dans le cas d'une co-propriété, la Société pourra suspendre l'exercice de tout droit lié à l'action concernée jusqu'à ce qu'une personne aura été désignée pour représenter les co-propriétaires envers la Société.

        Si un actionnaire peut établir à suffisance de droit envers la Société que son certificat d'action a été détourné, perdu, volé ou détruit, un duplicata pourra lui être délivré à sa demande aux conditions déterminées par la Société sous réserve des dispositions applicables de la loi.

        Les certificats d'actions endommagés pourront être échangés contre des certificats nouveaux à la demande de tout actionnaire. Les certificats endommagés seront remis à la Société et annulés immédiatement.

        La Société peut racheter ses propres actions. Un actionnaire désirant que tout ou partie de ses actions soient rachetées en avisera le conseil d'administration par écrit ("la Demande de Rachat") en spécifiant le nombre d'actions qu'il désire voir rachetées. Le conseil décidera discrétionnairement si la Société doit racheter les actions offertes au rachat dans les trente (30) jours à compter de la réception de la Demande de Rachat en avisant l'actionnaire requérant de sa décision et, s'il y a lieu, du prix que le conseil d'administration considère comme étant "la valeur marchande équitable" au dernier jour du trimestre précédant immédiatement la date de la Demande de Rachat. Le conseil d'administration peut décider discrétionnairement de faire évaluer la valeur marchande équitable suivant une évaluation menée par une banque d'investissement reconnue internationalement.

        L'actionnaire requérant notifiera au conseil d'administration dans les quinze (15) jours à compter de la réception de la réponse de la Société à la Demande de Rachat s'il désire procéder au rachat au prix déterminé par le conseil d'administration. Si l'actionnaire désire procéder au rachat, l'actionnaire doit, annexé à un avis par écrit à cet effet, délivrer à la Société en son siège social tous certificats d'actions, s'il y en a, établissant la propriété des actions devant être rachetées, dûment endossés au bénéfice de la Société.

        Le rachat sera réputé avoir été effectué à la date à laquelle la Société recevra l'avis par écrit et le(s) certificat(s), s'il y a lieu, ("la Date de Rachat"). Toutes les actions rachetées par la Société ne seront plus réputées être en circulation et tous les droits en rapport avec ces actions, autres que le droit de recevoir le prix de rachat sur celles-ci, cesseront d'exister. La Société paiera à l'actionnaire le prix de rachat pour les actions offertes au rachat dans les trente (30) jours à compter de la Date de Rachat.

        Pour les besoins de cet article, le prix de rachat sera le prix déterminé par le conseil d'administration comme étant "la valeur marchande équitable". La valeur marchande équitable des actions offertes au rachat pourra être évaluée à la discrétion du conseil d'administration suivant une évaluation indépendante de la Société au dernier jour du trimestre précédant immédiatement la Date de Rachat, ladite évaluation sera effectuée par une banque d'investissement reconnue internationalement désignée conjointement par le conseil d'administration et l'actionnaire. L'évaluation de la banque d'investissement sera définitive et liera chaque partie, à condition, toutefois, que l'actionnaire puisse, à sa seule discrétion, renoncer à l'exécution du rachat si le prix de rachat ainsi déterminé lui paraît inacceptable pour une raison quelconque.

CHAPITRE III.—CONSEIL D'ADMINISTRATION, COMMISSAIRE AUX COMPTES.

  Article 7. Conseil d'administration.

        La Société est administrée par un conseil d'administration composé de 6 (six) membres au moins. Les membres du conseil d'administration n'ont pas besoin d'être actionnaires de la société.

Exh 1.1-11

        Les administrateurs seront nommés par l'assemblée générale des actionnaires, qui déterminera leur nombre, pour une durée qui ne peut dépasser 6 (six) ans, et ils resteront en fonction jusqu'à ce que leurs successeurs soient élus. Ils sont rééligibles et ils peuvent être révoqués à tout moment par l'assemblée générale, avec ou sans motif.

        En cas de vacance d'une ou de plusieurs places d'administrateurs, les administrateurs restants ont le droit d'élire par un vote majoritaire un autre administrateur jusqu'à la prochaine assemblée générale.

  Article 8. Réunions du Conseil d'administration.

        Le conseil d'administration choisira parmi ses membres un président. Il pourra également choisir un secrétaire qui n'a pas besoin d'être administrateur et qui sera responsable de la tenue des procès-verbaux des réunions du conseil d'administration et des assemblées générales.

        Le conseil d'administration se réunira sur la convocation du président. Une réunion du conseil doit être convoquée si deux administrateurs le demandent.

        Le président présidera toutes les assemblées générales et toutes les réunions du conseil d'administration, mais en son absence l'assemblée générale ou le conseil d'administration désignera à la majorité une autre personne pour présider la réunion.

        Avis écrit de toute réunion du conseil d'administration sera donné à tous les administrateurs au moins 3 (trois) jours avant la date prévue pour la réunion, sauf s'il y a urgence ou avec l'accord de tous ceux qui ont droit d'assister à cette réunion. La convocation indiquera le lieu de la réunion et en contiendra l'ordre du jour.

        Il pourra être passé outre à cette convocation à la suite de l'assentiment par écrit, par télécopieur, par câble, par télégramme ou par télex de chaque administrateur. Une convocation spéciale ne sera pas requise pour les réunions se tenant à une date et à un endroit déterminés dans une résolution préalable- ment adoptée par le conseil d'administration.

        Toute réunion du conseil d'administration se tiendra à Luxembourg ou à tout autre endroit que le conseil d'administration peut de temps à autres arrêter.

        Tout administrateur pourra se faire représenter aux réunions du conseil d'administration en désignant par écrit, par télécopieur, par câble, par télégramme ou par télex un autre administrateur comme son mandataire.

        Le conseil d'administration ne pourra délibérer et agir valablement que si 4 (quatre) administrateurs sont présents.

        Les décisions sont prises à la majorité simple des voix des administrateurs présents ou représentés.

        En cas d'urgence une décision écrite signée par tous les administrateurs est régulière et valable comme si elle avait été adoptée à une réunion du conseil d'administration, dûment convoquée et tenue. Une telle décision pourra être documentée par un ou plusieurs écrits séparés ayant le même contenu.

        Un ou plusieurs membres du conseil peuvent participer à une réunion constituée au moyen d'une conférence téléphonique ou d'un équipement de communication similaire permettant à toutes les personnes assistant à la réunion de s'entendre les uns les autres au même moment. L'assistance par ces moyens constituera une présence en personne à la réunion.

  Article 9. Procès-verbaux des réunions du Conseil d'administration.

        Les procès-verbaux de toute réunion du conseil d'administration seront signés par le président de la réunion. Les procurations resteront annexées aux procès-verbaux.

        Les copies ou extraits de ces procès-verbaux, destinés à servir en justice ou ailleurs, seront signés par le président du conseil d'administration ou par deux administrateurs.

Exh 1.1-12

  Article 10. Pouvoirs du Conseil d'administration.

        Le conseil d'administration a les pouvoirs les plus larges pour accomplir tous les actes nécessaires ou utiles à la réalisation de l'objet social. Tous les pouvoirs qui ne sont pas réservés expressément à l'assemblée générale par la loi ou les présents statuts sont de la compétence du conseil d'administration.

  Article 11. Délégation de pouvoirs.

        Le conseil d'administration peut déléguer la gestion journalière de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion à un ou plusieurs administrateurs, directeurs, fondés de pouvoirs, employés ou autres agents qui n'auront pas besoin d'être actionnaires de la Société, ou conférer des pouvoirs ou mandats spéciaux ou des fonctions permanentes ou temporaires à des personnes ou agents de son choix.

        La délégation de la gestion journalière à un administrateur est subordonnée à l'autorisation préalable de l'assemblée générale des actionnaires.

  Article 12. Rémunération des administrateurs.

        Chaque administrateur aura droit à une rémunération pour l'exercice de ses fonctions d'administrateur au taux qui sera déterminé de temps à autres par l'assemblée générale des actionnaires. Un directeur à qui est déléguée la gestion journalière ou qui exerce par ailleurs des fonctions exécutives aura également droit à une rémunération (que ce soit sous la forme d'un salaire, d'une participation aux profits ou autrement y compris une pension de retraite, et une contribution à une pension de retraite) telle que le conseil d'administration pourra arrêter de temps à autres.

  Article 13. Conflit d'Intérêts.

        Aucun contrat ou autre transaction entre la Société et d'autres sociétés ou firmes ne sera affecté ou invalidé par le fait qu'un ou plusieurs administrateurs ou fondés de pouvoirs de la Société y auront un intérêt personnel, ou en seront administrateur, associé, fondé de pouvoirs ou employé. Sous réserve des dispositions suivantes du présent article, un administrateur ou fondé de pouvoirs de la Société qui remplira en même temps des fonctions d'administrateur, d'associé, de fondé de pouvoirs ou d'employé d'une autre société ou firme avec laquelle la Société contractera ou entrera autrement en relations d'affaires, ne sera, pour le motif de son appartenance à cette société ou firme, pas empêché de donner son avis et de voter ou d'agir en relation avec toutes transactions relatives à un tel contrat ou une telle opération.

        Au cas où un administrateur ou fondé de pouvoirs aurai un intérêt personnel dans une transaction de la Société, il en avisera le conseil d'administration et il ne pourra prendre part aux délibérations ou émettre un vote au sujet de cette opération, et cette transaction ainsi que l'intérêt personnel de l'administrateur ou du fondé de pouvoir seront portés à la connaissance de la prochaine assemblée générale.

Exh 1.1-13

        La Société indemnisera tout administrateur ou fondé de pouvoirs et leurs héritiers, exécuteurs testamentaires et administrateurs de biens pour tous frais raisonnables qu'ils auront encourus par suite de leur comparution en tant que défendeurs dans des actions en justice, des procès ou des poursuites judiciaires qui leur auront été intentés de par leur fonctions actuelles ou anciennes d'administrateur ou de fondé de pouvoirs de la Société ou à la demande de la Société ou de toute autre société dans laquelle la Société est actionnaire ou créancier exception faite pour les cas où ils avaient été déclarés coupables pour négligence grave ou pour avoir volontairement manqué à leurs devoirs envers la Société; en cas d'arrangement transactionnel, l'indemnisation ne portera que sur les matières couvertes par l'arrangement transactionnel et dans ce cas seulement si la Société est informée par son conseiller juridique que la personne à indemniser n'aura pas manqué à ses devoirs envers la Société. Le droit à indemnisation qui précède n'exclut pas pour les personnes susnommées le recours à d'autres droits aux- quels elles pourraient prétendre.

  Article 14. Représentation de la Société.

        Vis-à-vis des tiers, la Société sera engagée par les signatures conjointes de deux administrateurs, ou par la signature individuelle de la personne à laquelle la gestion journalière de la Société a été déléguée, dans le cadre de cette gestion journalière, ou par la signautre conjointe ou par la signature individuelle de toutes personnes à qui un tel pouvoir de signature aura été délégué par le conseil d'administration, mais seulement dans les limites de ce pouvoir.

  Article 15. Commissaire aux comptes.

        Les opérations de la Société sont surveillées par un ou plusieurs commissaires aux comptes, actionnaires ou non.

        Le ou les commissaires aux comptes seront nommés par l'assemblée générale des actionnaires statuant à la majorité simple des actions présentes ou représentées, qui déterminera leur nombre, pour une durée qui ne peut dépasser 6 (six) ans. Ils resteront en fonction jusqu'à ce que leurs successeurs sont élus. Ils sont rééligibles et ils peuvent être révoqués à tout moment par l'assemblée générale statuant à une majorité simple des actions présentes ou représentées avec ou sans motif.

CHAPITRE IV.—ASSEMBLEE GENERALE DES ACTIONNAIRES.

  Article 16. Pouvoirs de l'assemblée générale.

        Toute assemblée générale des actionnaires régulièrement constituée représente l'ensemble des actionnaires. Elle a tous les pouvoirs qui lui sont réservés par la loi.

  Article 17.

        Le Conseil d'Administration déterminera dans l'avis de convocation les formalités devant être observées par chaque actionnaire pour être admis à l'assemblée générale des actionnaires.

  Article 18. Assemblée générale annuelle.

        L'assemblée générale annuelle se réunit au Grand-Duché de Luxembourg au siège social de la Société ou à tel autre endroit indiqué dans les avis de convocation le dernier mardi du mois de mai de chaque année à 16.00 heures et pour la première fois en 1993. Si ce jour est un jour férié légal, l'assemblée se tiendra le premier jour ouvrable suivant.

  Article 19. Autres assemblées générales.

        Le conseil d'administration peut convoquer d'autres assemblées générales. De telles assemblées doivent être convoquées si des actionnaires représentant au moins 1/5 (un cinquième) du capital social le demandent.

Exh 1.1-14

        Les assemblées générales, y compris l'assemblée générale annuelle, peuvent se tenir à l'étranger chaque fois que se produiront des circonstances de force majeure qui seront appréciées souverainement par le conseil d'administration.

  Article 20. Procédure, vote.

        Les assemblées générales seront convoquées par le conseil d'administration ou par le ou les commissaires aux comptes conformément aux conditions fixées par la loi. La convocation contiendra l'ordre du jour de l'assemblée générale.

        Au cas où tous les actionnaires sont présents ou représentés et déclarent avoir eu connaissance de l'ordre du jour de l'assemblée, celle-ci peut se tenir sans convocations préalables.

        Tout actionnaire peut prendre part aux assemblées en désignant par écrit, par télécopieur, par câble, par télégramme ou par télex un mandataire, lequel peut ne pas être actionnaire.

        Le conseil d'administration peut arrêter toutes autres conditions à remplir pour prendre part aux assemblée générales.

        Chaque actionnaire de la société aura à chaque assemblée des actionnaires droit à un vote pour chaque action.

        Excepté s'il en est disposé autrement par la loi, la majorité simple des votes présents ou représentés à une assemblée générale est requise pour l'adoption d'une résolution.

        Excepté s'il en est disposé autrement par les statuts ou par la loi, la majorité des trois-quart (3/4) des votes présents ou représentés à une assemblée des actionnaires sera requise pour autoriser toute action de la Société devant être prise par vote des actionnaires, A CONDITION QUE, toutefois, en addition un quorum de présence des deux-tiers (2/3) des détenteurs des actions émises par la Société sera requis pour approuver les actions proposées suivantes: (i) modifier les articles ayant trait à l'objet et la forme de la Société, (ii) liquider ou dissoudre la Société, (iii) de fusionner ou d'unifier la Société avec toute autre personne morale ou (iv) vendre des actions dans le cadre d'une offre publique initiale. A moins que cela ne soit requis par les Statuts ou déterminé par le Président de l'assemblée comme étant souhaitable, le vote sur toutes questions autres que la nomination d'un administrateur ne devra pas se faire par vote au scrutin, à condition que chaque actionnaire ait le droit d'exiger un vote au scrutin secret. Dans le cas d'un vote au scrutin, chaque bulletin sera signé par l'actionnaire votant, ou par son mandataire, si il y a un tel mandataire, et mentionnera le nombre d'actions détenues.

        "Offre Publique" signifie la vente au public des actions votantes de la Société, si, immédiatement à la suite d'une telle vente, les actions votantes sont cotées sur une bourse de valeurs reconnues ou négociées hors-bourse, et que les actions vendues au public ont une valeur marchande (basée sur le prix de clôture à la date du commencement d'une telle transaction) dépassant US$ 5.000.000.- (cinq millions de dollars des Etat-Unis d'Amérique).

        Les copies ou extraits des procès-verbaux des assemblées destinés à être produits en justice ou ailleurs seront signés par le président ou deux membres quelconques du conseil d'administration.

CHAPITRE V.—ANNEE SOCIALE, REPARTITION DES BENEFICES.

  Article 21. Année sociale.

        L'année sociale de la Société commence le premier janvier et finit le dernier jour de décembre de chaque année sauf la première année sociale qui commence à la date de constitution et finit le dernier jour de décembre 1992.

        Le conseil d'administration prépare les comptes annuels suivant les dispositions de la loi luxembourgeoise et les pratiques comptables.

Exh 1.1-15

  Article 22. Affectation des bénéfices.

        Sur les bénéfices nets de la Société il sera prélevé cinq pour-cent (5%) pour la formation d'un fonds de réserve légale. Ce prélèvement cesse d'être obligatoire lorsque et aussi longtemps que la réserve légale atteindra dix pour- cent (10%) de la totalité de la valeur nominale du capital social émis.

        Sur recommandation du conseil d'administration l'assemblée générale des actionnaires décide de l'affectation du solde des bénéfices annuels nets. Elle peut décider de verser la totalité ou une part du solde à un compte de réserve ou de provision, de le reporter à nouveau ou de le distribuer aux actionnaires comme dividendes.

        Le conseil d'administration peut procéder à un versement d'acomptes sur dividendes dans les conditions fixées par la loi. Il déterminera le montant ainsi que la date de paiement de ces acomptes.

        Des dividendes peuvent être distribués à partir des profits nets non distribués reportés en avant des années précédentes. Les dividendes seront payés en dollars des Etats-Unis d'Amérique ou par distribution gratuite d'actions de la Société ou autrement en nature de la façon arrêtée par les administrateurs, et peuvent être payés aux époques arrêtées par le conseil d'administration. Le paiement de dividendes sera fait aux actionnaires à leur adresse indiquée dans le registre des actionnaires. Aucun intérêt ne sera dû par la société sur des divi- dendes déclarés mais non réclamés.

        Les actionnaires ont le droit de participer au profit de la société pro- portionnellement au montant libéré de la valeur nominale de leurs actions.

CHAPITRE VI.—DISSOLUTION, LIQUIDATION.

  Article 23. Dissolution, liquidation.

        La société peut être dissoute par décision prise lors d'une assemblée des actionnaires statuant aux mêmes conditions de présence et de majorité que celles requises par l'article 20.

        Lors de la dissolution de la Société, la liquidation s'effectuera par les soins d'un ou de plusieurs liquidateurs, nommés par l'assemblée générale des actionnaires qui déterminera leurs pouvoirs et leurs émoluments.

        Les actions comportent un droit au remboursement (à partir des avoirs disponibles pour la distribution aux actionnaires) du montant du capital nominal libéré de ces actions et le droit de partager les avoirs supplémentaires dans le cadre d'une liquidation de la société proportionnellement au montant libéré de la valeur nominale de ces actions.

CHAPITRE VII.—LOI APPLICABLE.

  Article 24. Loi applicable.

        Toutes les matières qui ne sont pas régies par les présents statuts seront réglées conformément à la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée.

        Pour statuts coordonnés,

        Luxembourg-Eich, le 20 février 2004.

Exh 1.1-16

QuickLinks

  Exhibit 1.1
STATUTS COORDONNES.
CHAPTER I.—FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION.
CHAPTER II.—CAPITAL, SHARES.
CHAPTER III.—BOARD OF DIRECTORS, STATUTORY AUDITORS.
CHAPTER IV.—MEETINGS OF SHAREHOLDERS.
CHAPTER V.—FINANCIAL YEAR, DISTRIBUTION OF PROFITS.
CHAPTER VI.—DISSOLUTION, LIQUIDATION.
CHAPTER VII.—APPLICABLE LAW.
CHAPITRE Ier.—FORME, DENOMINATION, SIEGE, OBJET, DUREE.
CHAPITRE II.—CAPITAL, ACTIONS.
CHAPITRE III.—CONSEIL D'ADMINISTRATION, COMMISSAIRE AUX COMPTES.
CHAPITRE IV.—ASSEMBLEE GENERALE DES ACTIONNAIRES.
CHAPITRE V.—ANNEE SOCIALE, REPARTITION DES BENEFICES.
CHAPITRE VI.—DISSOLUTION, LIQUIDATION.
CHAPITRE VII.—LOI APPLICABLE.